Exhibit 10.10

Trulieve Share Distribution Agreement

This Share Distribution Agreement (the “Agreement”) is made as of July         , 2020, by and between Trulieve Cannabis Corp. (the “Company”) and undersigned, on behalf of itself and all of its affiliates (the “Holder”).

1.

In furtherance of the maintenance of a stable market for the subordinate voting shares of the Company on the Canadian Securities Exchange (and thereafter on any national securities exchange in the United States) and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Holder agrees that he, she or it will not, except as provided herein, directly or indirectly, offer, issue, sell, grant, secure, pledge, or otherwise transfer, dispose of or monetize, or engage in any hedging transaction, or enter into any form of agreement or arrangement, the consequence of which is to alter economic exposure to, or announce any intention to do so, in any manner whatsoever (collectively, a “Transfer”), any subordinate voting shares of the Company or securities convertible into, exchangeable for or otherwise exercisable to acquire subordinate voting shares or other equity securities of the Company (the “Securities”) for a period of two years from the date hereof (the “Term”).

2.

As of the date hereof, the Holder irrevocably elects to Transfer Securities during the Term only through one of the following two options (but not both) as designated by the Holder by initialing the applicable option below:

☐	Option 1 -- pursuant to a block trade or secondary sale of Securities organized by the Company or as otherwise may be approved by the Company from time to time (an “Organized Trade”).

☒

Option 2 -- pursuant to an automatic share distribution plan established in accordance with applicable Canadian securities laws and regulations or pursuant to a Rule 10b5-1 plan established in accordance with applicable US securities laws and regulations (a “Trading Plan”).

3.

The Company shall have the sole right, in its discretion, to waive the Holder’s irrevocable election of Option 1 or Option 2 above, provided the Company does so on a uniform basis for all shareholders who have executed agreements identical to this Agreement (collectively with the Holder, the “Shareholders”).

4.

Notwithstanding the foregoing, if the Holder elects Option 2 the Holder shall have a one time right, upon not less than 45 days prior written notice to the Company, to transition from the rights and obligations applicable to an election of Option 2 (fully and irrevocably revoking any Trading Plan the Holder may have in effect as well as the Holder’s rights and obligations hereunder initially applicable under Option 2) in favor of the rights and obligations hereunder applicable to an election of Option 1.

5.

Except as set forth below, only Shareholders who have elected Option 1 (and not Shareholders who have elected Option 2) shall have the right to participate in any Organized Trade during the Term; provided, however, this right solely in favor of the Shareholders who have elected Option 1 shall not restrict the Shareholders who have elected Option 2 from participating in a single block trade currently being organized for the benefit of certain founders of the Company in the maximum aggregate amount of up to $50 million to be allocated among such founders.

6.

The Holder understands this Agreement is irrevocable and shall be binding upon his, her or its affiliates, legal representatives, successors, heirs and assigns, and shall enure to the benefit of the Company, and its affiliates, successors and assigns. The Holder acknowledges and agrees that any violation or breach of this Agreement may cause the Company irreparable damage for which remedies other than injunctive relief may be inadequate, and the Holder agrees that the Company may request injunctive or other equitable relief seeking to restrain such violation or breach. The Holder hereby represents and warrants that he, she or it has the full power and authority to enter into this Agreement, and that he, she or it will do all such acts and take all such steps as reasonably required in order to fully perform and carry out the provisions of this Agreement. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the Holder. This Agreement will be governed by the laws of the Province of British Columbia and the laws of Canada applicable therein, and may be executed by counterpart signatures (including counterparts by facsimile or other electronic means) each of which shall be effective as original signatures.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first set forth above.

Company:

Trulieve Cannabis Corp.

By:	/s/ Kim Rivers
Kim Rivers, CEO

Holder:

/s/ Thad Beshears
Print Name: Thad Beshears